Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-161641, 333-128310, 333-114810 and 333-90338) on Form S-3 and the Registration Statements (Nos. 333-143420 and 333-53224) on Form S-8 of Immunomedics, Inc. (“Immunomedics”) of our reports dated August 26, 2010 with respect to the consolidated financial statements and schedule of Immunomedics and the effectiveness of internal control over financial reporting of Immunomedics, included in this Annual Report (Form 10-K) for the year ended June 30, 2010.

/s/ Ernst & Young LLP

MetroPark, New Jersey

August 26, 2010